EXHIBIT 10.20

ACKNOWLEDGMENT LETTER

In connection with that certain Amended and Restated Call Option Agreement pursuant to which we have a right to jointly purchase 17,925,943 shares of Kingold Jewelry, Inc., a Delaware corporation (as adjusted for Kingold Jewelry’s August 10, 2010 one-for-two reverse stock split) (the “Kingold Shares”) from Famous Grow Holdings Limited, we acknowledge that we have previously agreed that the right to purchase the Kingold Shares shall be allocated between us in the same percentage as our relative ownership in Wuhan Kingold Jewelry Co., as of the date hereof.  Thus, we acknowledge that in the event that the Restated Call Option Agreement shall be exercised in full, we each shall have the respective right to purchase the number of the Kingold Shares following our name below.

Name	Shares

Zhihong Jia	17,350,194

Bin Zhao	575,749

Dated: October 29, 2010

/s/ Zhihong Jia
Zhihong Jia

/s/ Bin Zhao
Bin Zhao